SA FUNDS - INVESTMENT TRUST

FORM OF AMENDED AND RESTATED SHAREHOLDER SERVICE AGREEMENT

This Amended and Restated Shareholder Service Agreement (the “Agreement”) is made ____________, by and between SA FUNDS - INVESTMENT TRUST, a Delaware business trust (the “Trust”), and LWI FINANCIAL INC. (“Loring Ward”), a Delaware corporation.

WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) for the purpose of investing and reinvesting its assets in securities, as set forth in its Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), as such Registration Statement may from time to time be amended and supplemented; and

WHEREAS, the Trust desires to retain Loring Ward to furnish certain shareholder services to the Trust, and Loring Ward is willing to furnish such services, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is agreed as follows:

1. APPOINTMENT OF LORING WARD. This Agreement relates to the series of the Trust (each a “Fund” and together, the “Funds”) listed in Schedule A hereto. The Trust hereby appoints Loring Ward to serve as shareholder service agent to the Funds, subject to the direction of the Board of Trustees and the officers of the Trust for the period and on the terms hereinafter set forth. Loring Ward hereby accepts such appointment and agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services described herein for the compensation as provided in Section 3 of this Agreement.

In the event that the Trust establishes one or more additional Funds with respect to which the Trust wishes to retain Loring Ward to act as service agent hereunder, the Trust shall notify Loring Ward in writing. Upon written acceptance by Loring Ward, such Fund shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to the compensation payable by the Funds) may be modified with respect to each additional Fund in writing by the Trust and Loring Ward at the time of the addition of the Fund.

2. SERVICES TO BE PROVIDED BY LORING WARD. With respect to Investor Class Shares of each Fund, Loring Ward shall provide, if instructed by independent investment advisers on behalf of their shareholder clients, the following services. With respect to Select Class Shares of each Fund, Loring Ward may provide, if requested by independent investment advisers on behalf of their shareholder clients or by shareholders, one or more of the following services:

A. Establish and maintain a toll-free telephone number for shareholders of a Fund to use to obtain or receive up-to-date account information;

B. Make available to shareholders of a Fund quarterly reports with respect to the performance of a Fund, such reports to be separate and apart from the Trust’s semi-annual and annual reports to shareholders;

C. Provide the shareholders of a Fund with such information regarding the Fund, and their investment in its shares, as they or the Trust may reasonably request;

D. Arrange for the purchase, exchange, redemption or transfer of Fund shares in conjunction with the shareholder’s custodian of record;

E. Arrange for the transmission of proxy statements, annual reports, semi-annual reports, prospectuses, privacy policies and other communications from the Trust;

F. Arrange for the fulfillment of the customer identification program in relation to the shareholders of a Fund pursuant to the Trust’s anti-money laundering policies and procedures;

G. Promptly address shareholder complaints directed to or brought to the attention of the Trust or Loring Ward;

H. Maintain a technological platform whereby shareholders can access up-to-date information related to their respective holdings in a Fund via the internet; and

I. Provide such other related services as the Trust’s Board of Trustees or shareholders may reasonably request, consistent with applicable law, the Trust’s governing documents, the investment objectives, investment program, policies and restrictions of the Funds as provided in the then-current prospectus and then-current Statement of Additional Information contained in the Trust’s Registration Statement under the 1940 Act and the Securities Act.

3. COMPENSATION OF LORING WARD. For the services to be rendered by Loring Ward as provided in Section 2 of this Agreement, each Fund shall pay to Loring Ward, at the end of each month, a fee equal to one-twelfth of the percentage specified on Schedule B of the average daily net asset value of each Class of Shares, as applicable, of each Fund, as listed on Schedule A. If this Agreement is terminated prior to the end of any month, the fee for such month shall be prorated.

4. ACTIVITIES OF LORING WARD. The services of Loring Ward to the Trust or in respect of a Fund are not to be deemed exclusive, and Loring Ward shall be free to render similar services to others as long as its services to the Trust or in respect of a Fund are not impaired thereby.

5. RESPONSIBILITY OF LORING WARD. In the performance of its duties hereunder, Loring Ward shall (a) comply in all material respects with applicable law and regulations, and (b) be obligated to exercise due care and diligence and to act in a timely manner and in good faith to assure the accuracy and completeness of all services performed under this Agreement. Loring Ward shall be under no duty to take any action on behalf of a Fund except as specifically set forth herein or as may be specifically agreed to by Loring Ward in writing. Loring Ward shall be responsible for its own negligent failure to perform its duties under this Agreement. In assessing negligence for purposes of this Agreement, the parties agree that the standard of care applied to Loring Ward’s conduct shall be the care that would be exercised by a similarly situated service provider, supplying substantially the same services under substantially similar circumstances.

No provision of this Agreement shall be deemed to protect Loring Ward against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

6. DURATION AND TERMINATION. This Agreement shall become effective on March 1, 2017, provided that prior to such date it shall have been approved by the Board of Trustees of the Trust including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust and shall continue in effect until terminated by the Trust or Loring Ward. This Agreement may at any time be terminated without penalty by vote of the Board of Trustees of the Trust on sixty days’ written notice to Loring Ward. This Agreement may be terminated by Loring Ward after ninety days’ written notice to the Trust.

7. NOTICES. Any notices under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at the principal business office of such party.

8. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

9. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the ___ day of ___, 20__.

LWI FINANCIAL INC.	SA FUNDS - INVESTMENT TRUST

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

SA FUNDS - INVESTMENT TRUST

FUNDS	CLASSES
SA U.S. Fixed Income Fund	●	Select Class Shares; and
	●	Investor Class Shares
SA Global Fixed Income Fund	●	Select Class Shares; and
	●	Investor Class Shares
SA U.S. Core Market Fund	●	Select Class Shares; and
	●	Investor Class Shares
SA U.S. Value Fund	●	Select Class Shares; and
	●	Investor Class Shares
SA U.S. Small Company Fund	●	Select Class Shares; and
	●	Investor Class Shares
SA International Value Fund	●	Select Class Shares; and
	●	Investor Class Shares
SA International Small Company Fund	●	Select Class Shares; and
	●	Investor Class Shares
SA Emerging Markets Value Fund	●	Select Class Shares; and
	●	Investor Class Shares
SA Real Estate Securities Fund	●	Select Class Shares; and
	●	Investor Class Shares

SCHEDULE B

SA FUNDS - INVESTMENT TRUST

ANNUAL SHAREHOLDER SERVICING FEES BY CLASS

Select Class	Up to 0.05%

Investor Class	0.25%

Revised: ___________